Exhibit 99.1

Food Company, Inc.

One Dole Drive  —  Westlake Village, CA 91362  —  818-874-4000  —  Fax 818-874-4625

NEWS RELEASE

Contacts: Joseph Tesoriero

Phone: (818) 879-6900

Beth Potillo

Phone: (818) 879-6733

Dole Food Company, Inc. Announces Agreement to Sell Worldwide Packaged Foods and Asia Fresh Produce Businesses

WESTLAKE VILLAGE, California – September 17, 2012 – Dole Food Company, Inc. (NYSE: DOLE) announced that it has signed a definitive agreement with ITOCHU Corporation for the sale of Dole’s worldwide packaged foods and Asia fresh produce businesses for $1.685 billion in cash. This proposed transaction results from Dole’s previously announced strategic business review process, and is subject to Dole stockholder approval and customary regulatory approvals in multiple countries. Cash proceeds from the transaction will be used by Dole for debt reduction, to pay deal-related expenses, and for restructuring and other corporate purposes.

Dole Worldwide Packaged Foods produces canned pineapple, canned pineapple juice, fruit juice concentrate, fruit in plastic cups, jars and pouches, fruit parfaits, healthy snack foods and frozen fruit. Dole Asia Fresh Produce grows, sources, ships and distributes consistently high-quality fresh fruit and vegetables principally in Asia. The combined revenue of these businesses totaled approximately $2.5 billion in 2011. The adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for these businesses in 2011 was approximately $190 million (excluding allocation of corporate overhead). The agreement contemplates that ITOCHU will have exclusive rights to the DOLE® trademark on packaged food products worldwide and on fresh produce in Asia, Australia and New Zealand.

“When we announced our strategic business review in May, we stated that we would review a broad range of strategic alternatives for our businesses with the goal of enhancing shareholder value,” said David A. DeLorenzo, Dole’s president and CEO. “We believe this proposed transaction accomplishes that. We are realizing a premium valuation for our worldwide packaged foods and Asia fresh produce businesses and will retain a strong fresh produce business that has increased financial flexibility to grow.”

Dole Food Company, Inc. will remain an international company, retaining its entire North American fresh vegetables business as well as its fresh fruit businesses in North America, Latin America, Europe and Africa, which together generated approximately $4.2 billion in revenues in fiscal 2011. Following completion of the transaction, Dole’s fresh produce business will continue to be an industry leader in the sourcing, distribution and marketing of bananas, pineapples and other tropical fruits, packaged salads, fresh-packed vegetables and fresh berries, representing the number one or two market share in many of the fresh fruit and vegetable products it sells in North America. Dole will continue to own the significant operating assets associated with these businesses, as well as non-core assets, including approximately 25,000 acres located in Oahu, Hawaii.

In connection with the transaction, Dole will recapitalize its debt structure, with any new debt expected to be issued on more favorable terms, reflecting the improved leverage profile of the company. Also in connection with the transaction, Dole expects to adopt cost-saving initiatives and corporate restructuring in order to right-size the company. Dole will realign and streamline its global personnel and corporate structure to conform to the specific needs of the remaining fresh produce businesses. As part of this process, Dole will evaluate the clearing of any legacy costs and liabilities remaining with the company. Dole expects to fully implement these measures by the end of fiscal 2013, which are expected to result in aggregate cost savings of approximately $50 million annually.

“The consummation of this transaction will result in a more focused Dole that retains significant scale with more than $4 billion in revenue and a rich asset base,” said David H. Murdock, Dole’s chairman. “With a substantial reduction in debt and the expected cost savings, Dole will also be well positioned to take advantage of growth opportunities within the fresh produce category.”

Conference Call

The company will host a conference call for investors to discuss this transaction at 4:30 p.m. ET tomorrow, September 18, 2012. Access to a live audio webcast is available at http://investors.dole.com under “Webcasts.” Toll-free telephone access will be available by dialing 1-866-700-6293 in the United States and 617-213-8835 from international locations. The participant passcode is 33756630. A replay of the call will be available until October 2, 2012. To access the telephone replay, dial 1-888-286-8010 from the United States and 617-801-6888 from international locations and enter the confirmation code 47638060. A replay of the webcast will be archived and available on www.dole.com.

Additional Information

The transaction is expected to be completed in the fourth quarter of fiscal 2012, subject to the timing of the proxy statement process and the anticipated regulatory approvals. The company intends to disclose further information pertaining to this transaction and its strategic business review process, as required or appropriate, in the future.

Deutsche Bank Securities Inc. is acting as lead financial advisor to Dole, and Wells Fargo Securities, LLC. is also advising Dole on this transaction. Both firms have been advising Dole on its strategic business review.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s reports filed with the Securities and Exchange Commission.

ABOUT DOLE FOOD COMPANY

DOLE is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas and producer/shipper of organic pineapples. DOLE markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research. For more information, please visit www.dole.com. For more information on DOLE’s sustainability initiatives, please visit www.dolesustainability.com.

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